Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Albert W. Ondis, CEO                                                                                                                           December 16, 2009
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med’s QuickLabel Systems Acquires
Label Company in North Carolina
First Acquisition Under 3 Year Strategic Business Plan

WEST WARWICK, RI, December 16, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) announced today that it acquired Label Line Ltd., a manufacturer of labels and tags located in Asheboro, NC, on December 15, 2009. Label Line will become part of Astro-Med’s QuickLabel Systems brand, the leading manufacturer of digital color label printers and related labels, tags, and ink supplies.

The facilities and employees of the former Label Line will remain in North Carolina, and enable QuickLabel Systems to serve customers nationwide with high-end offset and flexographic printed labels, hot stamp labels, string tag labels, apparel labels and tags, barcode labels, and specialty custom-printed materials, according to the company.

Commenting on the acquisition, Albert W. Ondis, Astro-Med, Inc. CEO said: “Acquiring this established label converter and custom label printhouse will allow QuickLabel Systems to serve customers across the United States with increased production capacity and broader label product offerings. Customers who own our label printers will benefit from these expanded capabilities, and we will also be able to add new customers who are in the market for custom label printing services, especially for the very high-end custom labels demanded by food and beverage and health and beauty brands for their primary display label packaging.

“The acquisition of Label Line is in accordance with the Three Year Strategic Business Plan we adopted in August which calls for us to make a few modest acquisitions that, along with internal growth, will drive our revenue toward the $100 million mark. We expect this acquisition to allow us to realize approximately $5 million in sales that will be accretive to revenues as well as earnings,” Ondis continued.

Bill Lineberry, former President of Label Line, will join QuickLabel Systems as a consultant. “For years I’ve admired QuickLabel’s digital label printers and the specialty color thermal transfer ribbons and labels they have tailor-made for their printers. I’m delighted to be able to contribute the talents of our press operators, production artists, salespeople, and the capabilities of the 21 presses we have here in North Carolina to the growing QuickLabel Systems business,” said Lineberry.

About QuickLabel Systems
QuickLabel Systems, an Astro-Med Inc. Product Group, introduced the first in-house digital color label printer in 1994, and designs, manufactures, and sells a broad range of digital label printers, related blank labels, inks, and thermal transfer ribbon supplies, and custom-printed labels and tags. More information about QuickLabel Systems custom-printed labels is available at: www.QuickLabel.com or by telephoning 877-757-7978 (+401-828-4000 outside of the United States and Canada).

About Astro-Med, Inc.
Astro-Med, Inc. is a leading manufacturer of specialty high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2009 annual report and its annual and quarterly filings with the Securities and Exchange Commission.